Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in SandRidge Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ PricewaterhouseCoopers, LLP

Tulsa, Oklahoma
December 12, 2012